Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

The following unaudited pro forma condensed combined statements of income for the fiscal year ended January 28, 2012 and the three months ended April 28, 2012 give effect to Zumiez’ acquisition of Blue Tomato as completed on July 4, 2012, as if the acquisition had occurred on January 30, 2011. An unaudited pro forma balance sheet has not been presented as the acquisition of Blue Tomato has already been fully reflected in the condensed consolidated balance sheet included in Zumiez’ Quarterly Report on Form 10-Q for the three months ended July 28, 2012. Unless otherwise indicated, information in this report is presented in U.S. dollars (“USD” or “$”).

Such unaudited pro forma financial information is based on the historical financial statements of Zumiez and Blue Tomato and certain adjustments to give effect of this transaction, which are described in the notes to the statements below.

For pro forma purposes:

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Zumiez’ consolidated statement of income for the fiscal year ended January 28, 2012 has been combined with financial information extracted from Blue Tomato’s consolidated statement of income for the fiscal year ended April 30, 2012 contained in Blue Tomato’s consolidated financial statements included in this Form 8-K/A.

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Zumiez’ unaudited statement of income for the three months ended April 28, 2012 has been combined with financial information extracted from unaudited interim financial information derived from Blue Tomato’s underlying books and records for the three months ended April 30, 2012.

The unaudited pro forma condensed combined statements of income are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the acquisition been completed as of the date indicated above or the results that may be obtained in the future.

These unaudited pro forma condensed combined statements of income and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of Blue Tomato. This data should also be read in conjunction with Zumiez’ historical financial statements and related notes thereto included in the Annual Report on Form 10-K for the year ended January 28, 2012 and Quarterly Report on Form 10-Q for the three months ended April 28, 2012.

ZUMIEZ INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FISCAL YEAR ENDED JANUARY 28, 2012

(in thousands, except per share amount)

	Zumiez	Blue Tomato (U.S. GAAP, Note 2)	Pro Forma Adjustments	Note 4	Pro Forma Combined
Net sales	$555,874	$38,840	$—		$594,714
Cost of goods sold	354,198	23,117	2,220	A	379,535

Gross profit	201,676	15,723	(2,220)		215,179

Selling, general and administrative expenses	141,444	9,360	11,249	B, C, D	162,053

Operating profit	60,232	6,363	(13,469)		53,126

Interest income (expense), net	1,836	(50)	—		1,786
Other (expense) income, net	(379)	58	—		(321)

Earnings before income taxes	61,689	6,371	(13,469)		54,591
Provision for income taxes	24,338	1,592	(2,275)	E	23,655

Net income	$37,351	$4,779	$(11,194)		$30,936
Net income attributable to noncontrolling interests	—	(31)	31	F	—

Net income attributable to parent entity	$37,351	$4,748	$(11,163)		$30,936

Basic earnings per share	$1.22				$1.01

Diluted earnings per share	$1.20				$0.99

Weighted average shares used in computation of earnings per share:
Basic	30,527				30,527

Diluted	31,119				31,119

See accompanying notes to condensed combined statements of income

ZUMIEZ INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

THREE MONTHS ENDED APRIL 28, 2012

(in thousands, except per share amount)

	Zumiez	Blue Tomato (U.S. GAAP, Note 2)	Pro Forma Adjustments	Note 4	Pro Forma Combined
Net sales	$129,899	$8,480	$—		$138,379
Cost of goods sold	87,798	5,882	—		93,680

Gross profit	42,101	2,598	—		44,699

Selling, general and administrative expenses	34,839	2,738	2,356	B, C, D, G	39,933

Operating profit (loss)	7,262	(140)	(2,356)		4,766

Interest income (expense), net	490	(32)	—		458
Other income (expense), net	17	(14)	—		3

Earnings (loss) before income taxes	7,769	(186)	(2,356)		5,227
Provision (benefit) for income taxes	3,242	(47)	(290)	E	2,905

Net income (loss)	$4,527	$(139)	$(2,066)		$2,322
Net loss attributable to noncontrolling interests	—	1	(1)	F	—

Net income (loss) attributable to parent entity	$4,527	$(138)	$(2,067)		$2,322

Basic earnings per share	$0.15				$0.08

Diluted earnings per share	$0.14				$0.07

Weighted average shares used in computation of earnings per share:
Basic	30,779				30,779

Diluted	31,401				31,401

See accompanying notes to condensed combined statements of income

ZUMIEZ INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF INCOME

1. Description of Acquisition and Basis of Presentation

Description of Acquisition—The unaudited pro forma condensed combined statements of income have been compiled from underlying financial information of Zumiez and Blue Tomato and reflect the acquisition on July 4, 2012 of 100% of the outstanding stock of Blue Tomato for cash consideration of 59.5 million Euros (“EUR”) ($74.8 million).

The business combination was accounted for using the acquisition method of accounting, which requires an acquirer to recognize assets acquired and liabilities assumed at the acquisition date fair values. The estimated fair value of the assets acquired and liabilities assumed is preliminary and differences between the preliminary and final estimated fair value could be material. The following table summarizes the estimates of fair value at the date of acquisition (in thousands):

Cash and cash equivalents	$5,106
Inventories	7,942
Other current assets	1,573
Property, plant and equipment	4,964
Other long-term assets	232
Intangible assets	19,987
Current liabilities assumed	(4,877)
Deferred tax liabilities	(5,420)
Long-term debt and other liabilities assumed	(2,125)

Net assets acquired	27,382

Goodwill	47,412

Total consideration transferred	$74,794

The following table summarizes the identifiable intangible assets acquired that will not be subject to amortization (in thousands):

Intangible Asset Amount
Trade names and trademarks	$13,576

The following table summarizes the identifiable intangible assets acquired that will be subject to amortization and their weighted-average amortization period:

	Intangible Asset Amount (in Thousands)	Weighted- Average Amortization Period (in Years)
Developed technology	$3,771	3.0
Customer relationships	2,640	3.0

Total intangible assets subject to amortization	$6,411	3.0

Transaction costs, such as investment advisory, legal and accounting fees, associated with the Blue Tomato acquisition were $1.9 million for the six months ended July 28, 2012. Foreign currency transaction net gain for the six months ended July 28, 2012 was $0.5 million, which primarily related to foreign currency fluctuations associated with the acquisition of Blue Tomato. As these amounts are material non-recurring charges which will not have a continuing impact, we have not included these amounts in our unaudited pro forma condensed combined statements of income.

Basis of Presentation—Zumiez and Blue Tomato have different fiscal quarter and year ends. Zumiez follows a fiscal calendar widely used by the retail industry that results in a fiscal year consisting of a 52- or 53-week period ending on the Saturday closest to January 31. Each fiscal year of Zumiez consists of four 13-week quarters, with an extra week added to the fourth quarter every five or six years. Blue Tomato follows a monthly reporting calendar, with its fiscal year ending on April 30. Accordingly, the unaudited pro forma condensed combined statement of income for the fiscal year ended January 28, 2012 combines the historical results of (i) Zumiez for the 52-week period ended January 28, 2012 and (ii) Blue Tomato for the 12 months period ended April 30, 2012. The unaudited pro forma condensed combined statement of income for the three months ended April 28, 2012 combines the historical results of (i) Zumiez for the 13-week period ended April 28, 2012 and (ii) Blue Tomato for the three months period ended April 30, 2012. The difference in fiscal periods for Zumiez and Blue Tomato is considered to be insignificant and no related adjustments have been made in the preparation of this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of income for the three months ended April 28, 2012 includes historical results of Blue Tomato for the three months ended April 30, 2012. The three months ended April 30, 2012 period is also included in the historical results of Blue Tomato for the fiscal year ended April 30, 2012, which is combined in the unaudited pro forma condensed combined statement of income for the fiscal year ended January 28, 2012. Results for that duplicated quarter are presented in the unaudited pro forma condensed combined statement of income for the three months ended April 28, 2012.

2. Historical Financial Information of Blue Tomato

The following historical financial information of Blue Tomato was prepared using accounting principles generally accepted in Austria (Austrian GAAP) and is presented in Euros. Accordingly, Blue Tomato amounts have been adjusted to reflect differences between Austrian GAAP and accounting principles generally accepted in the United States (U.S. GAAP), and are translated to U.S. dollars. The Blue Tomato amounts combined in the unaudited pro forma condensed combined statements of income referred to above were translated to U.S. dollars using an average rate of 1.3680 for the fiscal year ended April 30, 2012 and an average rate of 1.3200 for the three months ended April 30, 2012.

Historical financial information of Blue Tomato for the fiscal year ended April 30, 2012 (in thousands):

	Blue Tomato (Historical, Reclassified, EUR)	U.S. GAAP Adjustments and Reclassifications (EUR, Note 3)	Note 3	Blue Tomato (U.S. GAAP, EUR)	Blue Tomato (U.S. GAAP, USD)
Net sales	€29,470	€(1,078)	A, B	€28,392	$38,840
Cost of goods sold	16,783	115	B	16,898	23,117

Gross profit	12,687	(1,193)		11,494	15,723

Selling, general and administrative expenses	8,174	(1,332)	A, B	6,842	9,360

Operating profit	4,513	139		4,652	6,363

Interest expense, net	(37)	—		(37)	(50)
Other income, net	181	(139)	B	42	58

Earnings before income taxes	4,657	—		4,657	6,371
Provision for income taxes	1,164	—		1,164	1,592

Net income	3,493	—		3,493	4,779
Net income attributable to noncontrolling interests	(23)	—		(23)	(31)

Net income attributable to parent entity	€3,470	€—		€3,470	$4,748

Historical financial information of Blue Tomato for the three months ended April 30, 2012 (in thousands):

	Blue Tomato (Historical, Reclassified, EUR)	U.S. GAAP Adjustments and Reclassifications (EUR, Note 3)	Note 3	Blue Tomato (U.S. GAAP, EUR)	Blue Tomato (U.S. GAAP, USD)
Net sales	€6,616	€(192)	A, B	€6,424	$8,480
Cost of goods sold	4,296	159	B	4,455	5,882

Gross profit	2,320	(351)		1,969	2,598

Selling, general and administrative expenses	2,516	(441)	A, B	2,075	2,738

Operating loss	(196)	90		(106)	(140)

Interest expense, net	(24)	—		(24)	(32)
Other income (expense), net	79	(90)	B	(11)	(14)

Loss before income taxes	(141)	—		(141)	(186)
Benefit for income taxes	(35)	—		(35)	(47)

Net loss	(106)	—		(106)	(139)
Net loss attributable to noncontrolling interests	—	—		—	1

Net loss attributable to parent entity	€(106)	€—		€(106)	$(138)

3. U.S. GAAP Adjustments and Reclassifications

The adjustments to reconcile Blue Tomato’s historical financial information to U.S. GAAP and to conform to the accounting policies of Zumiez are as follows:

A.	Blue Tomato recorded cash consideration received from vendors that are reimbursements for specific, incremental and identifiable costs of selling the vendors’ products as net sales. We have reclassified the amount received to selling, general and administrative expenses. The amount reclassified for the fiscal year ended April 30, 2012 was 1.2 million Euros ($1.6 million). The amount reclassified for the three months ended April 30, 2012 was 0.3 million Euros ($0.4 million).

B.	We recorded other individually immaterial reclassifications to conform Blue Tomato results to the accounting policies of Zumiez.

4. Pro Forma Adjustments

The unaudited pro forma condensed combined statements of income for the fiscal year ended January 28, 2012 and three months ended April 28, 2012 are presented as if the acquisition had occurred on January 30, 2011, the first day of that fiscal year. The pro forma adjustments give effect to the events that are directly attributable to the transaction and are expected to have a continuing impact on the financial results of the combined company. The pro forma adjustments are based on available information and certain assumptions that Zumiez believes are reasonable.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of income are as follows:

A.	To record the charge associated with the step-up in inventory to estimated fair value in conjunction with our acquisition of Blue Tomato of $2.2 million for the fiscal year ended January 28, 2012.

B.	To record additional amortization expense of acquired intangible assets of $2.3 million for the fiscal year ended January 28, 2012 and $0.6 million for the three months ended April 28, 2012.

C.	To record additional depreciation expense on property, plant and equipment, as a result of the fair value adjustment at acquisition, of $0.2 million for the fiscal year ended January 28, 2012 and $0.1 million for the three months ended April 28, 2012.

D.

To record the compensation expense associated with the estimated future incentive payments to the sellers of Blue Tomato of $8.7 million for the fiscal year ended January 28, 2012 and $2.1 million for the three months ended April 28, 2012. The potential future incentive payments to the sellers of Blue Tomato is an aggregate amount of up to 22.1 million Euros ($27.2 million) to the extent that certain financial metrics are met and the sellers remain employed with Blue Tomato. Of the 22.1 million Euros future incentive payments, 17.1 million Euros ($21.0 million) is payable in cash, while 5.0 million Euros ($6.2 million) is payable in shares of our common stock. We account for the estimated future incentive payments as compensation expense and recognize this amount ratably over the term of service. The amount of compensation expense included in the unaudited pro forma condensed combined statements of income is based on an estimate of future incentive payments of 18.1 million Euros ($22.3 million).

E.	To record the tax effects associated with the pro forma adjustments. The tax effects associated with the pro forma adjustments are calculated at the statutory rate applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded, with the exception of the pro forma adjustments related to the compensation expense associated with the estimated future incentive payments to the sellers of Blue Tomato (see tickmark D above), as fifty percent of this compensation expense is not deductible for tax purposes.

F.	To exclude the impact of noncontrolling interests, as the noncontrolling interest in Blue Tomato contributed its shares to Blue Tomato prior to Zumiez’ acquisition of Blue Tomato, and therefore the combined company will not have a noncontrolling interest.

G.	To exclude the transaction costs incurred by Zumiez during the three months ended April 28, 2012 of $0.4 million.